Exhibit 99.1

Bidz.com Reports Financial Results for the Second Quarter 2011

CULVER CITY, Calif., August 15, 2011 — Bidz.com (NASDAQ: BIDZ), a leading online retailer of jewelry, announced results for the second quarter ended June 30, 2011.

Net revenues for the second quarter of 2011 were $20.0 million, a decrease of 22.1%, compared with $25.7 million reported in the second quarter of 2010. During the second quarter Bidz.com represented $17.9 million in revenues, and Modnique represented $2.1 million in revenues, compared with $25.2 million, and $600,000, respectively in the same periods last year. This represents a year-over-year increase of over 200% for Modnique.com. This quarter also represents the first time that revenues for Bidz.com and Modnique.com have been reported separately. The decline in Bidz.com revenues was primarily the result of reduced demand in jewelry and the change to the Company’s new website in March. The Company recently conducted an extensive survey of new and existing customers and concluded that its customers are now satisfied with the new operational features of the improved site.

The percentages of the Company’s domestic and international sales for the second quarter 2011 were 58.4% and 41.6%, respectively. Canada and Australia were among the Company’s top international markets representing more than 15% of total revenues for the second quarter 2011.

In the second quarter of 2011, gross profit was approximately $4.5 million, compared with $6.2 million in the second quarter of 2010. Gross margin in the second quarter of 2011 decreased to 22.6%, compared with 24.0% in the same period of 2010.

“As we discussed during our last quarter, we anticipated a seasonally weak second quarter with lower revenue and gross margin, and while we are disappointed with our results from the Bidz website, we are continuing to work hard to strengthen both Bidz.com and Modnique.com, and have seen improvement since the end of the second quarter,” stated, Leon Kuperman, President & Chief Technology Officer. “The Modnique business is continuing to experience strong momentum, and with over $2 million in revenues this quarter, we see significant opportunity to grow the business as aggressively as possible through additional investments in operational infrastructure, user experience and marketing. Conversion rates are improving, revenues are growing, and we are intensely focused on the overall customer experience. Additionally, with the launch of our mobile applications in the fourth quarter 2011, we are looking to further expand our ecommerce transactions.”

	Three Months Ended June 30,
Sales Metrics (1)	2011	2010	% Change
Average selling price per order (gross)	$178	$211	-15.6%
Number of new buyers	34,419	36,787	-6.4%
Average sales value per item	$41	$52	-21.2%
Average orders per day	1,420	1,513	-6.1%
Average items sold per day	6,160	6,143	0.3%
Average items sold per transaction	4.3	4.1	4.9%
Acquisition cost per new buyer	$64	$39	64.1%
Gross Margin $ per average order	$40	$51	-21.6%

(1) Wholesale merchandise sales and Modnique.com sales are included in the sales metrics

General and administrative expenses for the second quarter of 2011 were $5.2 million compared with $5.4 million in the second quarter of 2010. Sales and marketing expense for the second quarter 2011 were $2.2 million, compared with $1.4 million in the second quarter of 2010. The increase in sales and marketing expense for the quarter were primarily the result of increased marketing campaigns for both Modnique and Bidz.com. Total operating expenses in the second quarter 2011 were $7.6 million versus $7.0 million in the prior year period.

Net loss for the second quarter of 2011 was $5.3 million, or $0.27 per fully diluted share, on 19.4 million weighted average diluted shares outstanding.  This is compared to net loss of $653,000, or $0.3 per fully diluted share, on 21.8 million weighted average diluted shares outstanding in the same period of 2010.

Income tax expense was $2.3 million in the three months ended June 30, 2011 compared to an income tax benefit of $230,000 in the prior year period, with an effective tax rate of 74.0% and 26.1%, respectively. Income tax expense in Q2 2011 was adversely affected when the Company recorded a valuation allowance for the net deferred tax assets in excess of its carryback availability. Accordingly, pre-tax loss in the second quarter of 2011 was $3.0 million compared to $883,000 in the prior year period.

The Company’s balance sheet had approximately $2.1 million in cash and $23.3 million in positive working capital with a zero debt balance. The Company believes that cash currently on hand and cash flows from operations will be sufficient sources of capital to continue funding its operations and to pursue its growth strategy for the foreseeable future.

Under the existing share repurchase program implemented in June 2007, a total of $33.5 million had been authorized for share repurchases, and to date, a total of 5.8 million shares have been repurchased for a total of approximately $21.2 million. The Company has approximately $12.3 million authorized and remaining for additional share repurchases in open market transactions, subject to market conditions, share price and other considerations.

The Company also announced that it has contracted with Netbiscuits to build mobile applications for both Bidz.com and Modnique.com. Netbiscuits is a leading cloud software service for cross platform mobile optimized websites and apps. The Company is targeting the launch of the Modnique mobile site first, followed by the Bidz.com mobile site in the fourth quarter 2011. The apps will provide rich user experiences to its customers, and will allow access to many features that they have already used online. The Company believes this will significantly increase user activity in the mobile environment, which is already available for both websites on iPhone, iPad and Android devices.

Investor Conference Call

Bidz.com’s quarterly pre-recorded earnings conference call is scheduled to begin later today (August 15, 2011) at 1:30 p.m., PT (4:30 p.m. ET). To access the conference call, please dial (877) 941-2069 for domestic calls and (480) 629-9713 for international calls.

The call will also be broadcast over the Internet via http://investors.bidz.com. To listen to the webcast, please visit the Investor Relations section of Bidz’s Website. In addition, the webcast will be archived for 90 days, and a replay will be available beginning August 15, 2011, at 7:30 p.m. EST, through August 29, 2011 at 12:00 a.m. EST. To access the replay, dial (877) 870-5176 (U.S.) or (858) 384-5517 (International) and use passcode # 4460598.

About Bidz.com

Bidz.com, founded in 1998, is a leading online retailer of jewelry. Bidz offers its products through a live auction format as well as a fixed price online retail store, Buyz.com. Bidz also operates Modnique.com, a division of Bidz.com, a flash sale shopping website, offering authentic premium brand name merchandise. Modnique offers its members exclusive access to 24-72 hour sales events on designer apparel, accessories, shoes, and houseware and much more at price points up to 85% below traditional retail prices.

Safe Harbor Statement

This press release includes forward looking statements about the Company’s estimated revenue and earnings within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in this release, including statements regarding the Company’s future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” and similar expressions, as they relate to the Company, are intended to identify forward-looking statements. We have based these forward-looking statements largely on current expectations and projections about future events and financial trends that we believe may affect the Company’s financial condition, results of operations, business strategy and financial needs. Risks and uncertainties include that our common stock is subject to short-selling and trading, and prices of our stock may be volatile; that we are subject to “prank” bidding; that we may face increasing costs to acquire new customers; the ability of the Company to attract customers to its website and offer attractive products; the ability to maintain profit levels while expanding international sales; the ability to detect fraud if we fail to maintain an effective system of internal controls; the ability to maintain our website, electronic data processing systems, and systems hardware; the ability to forecast accurately net revenue and plan for expenses; that we do not have a guaranteed supply of jewelry products and that we have a heavy concentration of inventory purchased from our top two suppliers; the ability to protect our intellectual property rights; and potential litigation and government enforcement actions that may result from our prior securities offerings. Please refer to Bidz.com’s reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. Bidz.com undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

IR Contact:
Addo Communications, Inc.
Andrew Greenebaum, (310) 829-5400
andrewg@addocommunications.com

Tables to follow

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Bidz.com, Inc.

Consolidated Balance Sheets

(in thousands, except share data and per share)

	December 31,	June 30,
	2010	2011
		(Unaudited)
Assets
Current assets:
Cash	$8,074	2,076
Accounts receivable	682	811
Inventories, net of reserves of $1,694 and $1,574 at December 31, 2010 and June 30, 2011, respectively	32,136	37,154
Other receivables (includes related party amounts of $363 and $423 at December 31, 2010 and June 30, 2011, respectively)	1,824	1,250
Current portion of deferred tax assets	2,516	—
Other current assets	673	1,775
Total current assets	45,905	43,066
Long term deferred tax assets	662	—
Property and equipment, net	637	552
Intangible asset, net	235	324
Deposits	157	157
Total assets	$47,596	44,099

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable (includes related party amounts of $3,119 and $3,788 at December 31, 2010 and June 30, 2011, respectively)	$14,188	16,367
Accrued expenses	2,494	2,242
Deferred revenue	1,521	1,109
Total current liabilities	18,203	19,718

Contingencies	—	—

Stockholders’ equity:
Preferred stock: par value $0.001; authorized 4,000,000 shares; none issued and outstanding at December 31, 2010 and June 30, 2011, respectively	—	—
Common stock: par value $0.001; authorized 100,000,000 shares; issued 19,708,991 and 19,387,789 and outstanding 19,379,177 and 19,387,789 at December 31, 2010 and June 30, 2011, respectively	20	19
Additional paid in capital	18,202	18,666
Shares held in treasury, at cost; 175,814 and 0 shares at December 31, 2010 and June 30, 2011, respectively	(212)	—
Retained earnings	11,383	5,696
Total stockholders’ equity	29,393	24,381
	$47,596	44,099

Bidz.com, Inc.

Consolidated Statements of Operations (Unaudited)

(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2011	2010	2011

Net revenue:
Merchandise sales	$23,704	$18,318	$50,172	$41,427
Wholesale merchandise sales (includes related party amounts of $1,341 and $981 for the three months ended June 30, 2010 and 2011, respectively, and $2,538 and $1,976 for the six months ended June 30, 2010 and 2011, respectively)	1,941	1,602	3,588	3,239
Other revenue	77	119	151	270
	25,722	20,039	53,911	44,936
Cost of revenue	19,560	15,513	40,560	33,435
Gross Profit	6,162	4,526	13,351	11,501
Operating expenses:
General and administrative	5,425	5,238	10,837	10,905
Sales and marketing	1,446	2,214	3,033	3,858
Depreciation and amortization	174	122	389	252
Total operating expenses	7,045	7,574	14,259	15,015
Loss from operations	(883)	(3,048)	(908)	(3,514)
Other expense - interest (expense)	—	—	(11)	—
Loss before income tax benefit (expense)	(883)	(3,048)	(919)	(3,514)
Income tax benefit (expense)	230	(2,257)	155	(2,173)
Net loss	$(653)	$(5,305)	$(764)	$(5,687)

Net loss per share available to common shareholders - basic and diluted	$(0.03)	$(0.27)	$(0.03)	$(0.29)
Weighted average number of shares outstanding - basic and diluted	21,839,212	19,410,357	21,893,981	19,470,560

Bidz.com, Inc.

Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	Six Months Ended June 30,
	2010	2011

Cash flows provided by (used for) operating activities:
Net loss	$(764)	$(5,687)

Adjustments to reconcile net loss to net cash provided by (used for) operating activities:
Depreciation and amortization	389	252
Stock-based compensation	515	398
Deferred taxes	(703)	3,170
Changes in assets and liabilities:
(Increase) decrease in assets:
Accounts receivable	(535)	(129)
Inventories	5,526	(5,018)
Other receivables	(361)	950
Other current assets	2,381	(1,102)
Increase (decrease) in liabilities:
Accounts payable	4,392	2,179
Accrued expenses	406	(252)
Deferred revenue	610	(412)
Net cash provided by (used for) operating activities	11,856	(5,651)

Cash flows (used for) investing activities:
Capital expenditures	(102)	(256)
Net cash (used for) investing activities	(102)	(256)
Cash flows (used for) financing activities:
Revolving credit line	(2,898)	—
Repurchase of common stock from net vesting of restricted shares	(131)	(91)
Purchase of treasury shares	(135)	—
Net cash (used for) financing activities	(3,164)	(91)

Net increase (decrease) in cash	8,590	(5,998)
Cash, beginning of period	1,121	8,074
Cash, end of period	$9,711	$2,076

Supplemental disclosure of cash flow information:
Interest paid	$11	$—
Supplemental disclosure of non-cash investing and financing activities:
Retirement of treasury shares	$102	$212